Exhibit 99(a)

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Financial Statements for the years ended

December 31, 2008 and 2007

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

December 31, 2008 and 2007

Table of Contents

Page (s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2008 and 2007	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2008 and 2007	3

Notes to Financial Statements	4

Supplemental Schedules Required by the Department of Labor *:

Schedule H, line 4(i) — Schedule of Assets (Held at End of Year)	12

* Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

Folksamerica Holding Company, Inc. 401(k) Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Folksamerica Holding Company, Inc. 401(k) Savings and Investment Plan (the “Plan”) at December 31, 2008 and 2007, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2008 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/  PricewaterhouseCoopers LLP

New York, NY

June 19, 2009

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Statements of Net Assets Available for Benefits

As of December 31, 2008 and 2007

	2008	2007
Investments
Investments, at fair value	$20,496,865	$33,021,468
Loans to participants	504,925	501,064
Total investments	21,001,790	33,522,532

Receivables:
Employer contributions	34,752	—
Participant contributions	52,506	—

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	736,925	75,455
Net assets available for benefits	$21,825,973	$33,597,987

See accompanying notes to the financial statements.

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Statements of Changes in Net Assets Available for Benefits

For the Years Ended December 31, 2008 and 2007

	2008	2007
Additions to net assets attributed to:
Interest and dividend income	$727,373	$1,804,771
Net (depreciation) in fair value of investments	(7,975,126)	(1,990,089)
Net investment (loss)	(7,247,753)	(185,318)

Contributions:
Employer contributions	1,278,847	1,382,898
Participant contributions and rollovers	2,108,899	2,687,648
Total contributions	3,387,746	4,070,546

Deductions from net assets attributed to:
Benefits paid to participants	7,911,877	5,672,436
Transfer of assets	—	2,911,110
Other decreases	130	270
Total deductions	7,912,007	8,583,816
Net (decrease) in net assets available for benefits	(11,772,014)	(4,698,588)

Net assets available for benefits:
Beginning of year	33,597,987	38,296,575
End of year	$21,825,973	$33,597,987

See accompanying notes to the financial statements.

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

1.              The Plan

Description of Plan

The following brief description of the Folksamerica Holding Company, Inc. 401(k) Savings and Investment Plan (the “Plan”) is provided for general information purposes only.  Participants should refer to the Plan agreement for more complete information.  Participants in the Plan include employees of White Mountains Holding Company, Inc. (“White Mountains Holding”), formerly Folksamerica Holding Company, Inc., and a limited number of employees of White Mountains Insurance Group, Ltd. (“White Mountains”), White Mountains Holding’s ultimate parent company, and certain affiliates.  White Mountains Holding and White Mountains are collectively referred to as the (“Company”).

The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).  Employees may elect to defer from 1% to 25% of their base salary (limited to an annual maximum of $15,500 for 2008 and 2007).  The Company provides matching contributions equal to 100% of an employee’s elective contribution up to 6% of an employee’s contributed compensation.  The Company may also make additional discretionary contributions to the Plan; however, no such contributions were made in 2008 or 2007.

The Plan is sponsored and administered by the Company (the “Plan Administrator”).  The Company has appointed Merrill Lynch Trust Company of New York (“Trustee”) as trustee who is responsible for the management of the Plan’s assets.  Expenses related to the administration of the Plan are paid by the Company.

Eligibility and Participation

Employees of the Company, of at least 18 years of age, are eligible for participation in the Plan on their date of hire with matching Company contributions to begin on the first anniversary of the date of hire.

Rollover contributions represent vested account balances transferred by participants of the Plan from third party defined contribution plans.

Vesting

Participants are always 100% vested in employee contributions and rollover contributions plus net investment income/losses earned on these amounts.

The Plan provides for full (100%) vesting of the Company’s contributions.  Participants become vested in Company contributions based on years of services as follows:

Years of Service	Percentage
1	0%
2	25%
3	50%
4	75%
5	100%

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

Transfers

Participants are permitted to change their investment interests on a daily basis subject to certain limitations.

Forfeitures

Plan participants who terminate employment for reasons other than retirement, death, or disability will receive the vested portion of their account only.  Amounts forfeited due to terminations of employment are included in the total investments of the Plan and will be used to reduce the Company’s future contributions to the Plan.  The unallocated forfeiture amounts were $7,554 and $15,278 for 2008 and 2007, respectively.  Also, in 2008 and 2007, employer’s contributions were reduced by $78,289 and $9,777, respectively, from forfeited accounts.

Participant Loans

The Plan allows participants to borrow not less than $1,000 and a maximum of 50% of their vested balance or $50,000, whichever is less.  The loans are secured by the participant’s vested balance.  Such loans bear interest at approximately 1% - 3% above the prime rate.  The Plan’s general purpose loan term is a minimum of 1 year and a maximum of 5 years.  If the loan is used for the purchase of a principal residence the term of the loan is generally longer.  In most cases, the participant must complete repayment before they retire or separate from service.  The interest rates on participant loans outstanding at December 31, 2008 and 2007 range from 5.0% to 9.25%.

Payment of Benefits

Each participant’s accrued benefits, including allocations of Plan earnings, may be paid to the participant upon retirement, death, disability, resignation, discharge, or proven hardship. The normal form of benefit payable under this Plan is a lump sum.

Asset Management

The Trustee of the Plan is also the record keeper and custodian of the Plan’s assets.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend contributions, to discontinue contributions, or to terminate the Plan at any time.  In the event of termination, the accounts of the members of the Plan are fully vested and non-forfeitable.

Plan Merger

On June 1, 2005, the Sirius America Insurance Company (“Sirius America”) 401(k) Plan was merged with the Plan. At the time of merger, Sirius America was an indirect wholly owned subsidiary of White Mountains Holding.  In 2005, the assets from Sirius America 401(k) Plan that were transferred from Fidelity Investments had a fair value of $1,616,379.  In addition, loan balances of $66,753 were also transferred and merged with the plan.  In August 2006, Sirius America was sold.  As specified in the sale agreement, the employees were to remain on White Mountain Holding’s payroll and had the option to continue to make contributions to the 401(k) plan until December 31, 2006.  Effective December 31, 2006 all Sirius America employees were considered terminated vested employees.  These employees had the option of leaving their account balances in the plan or transferring their account balances to their current employer or an IRA account. Their loans were not transferred to the current employer; employees had to pay any outstanding loan balance in full; failure to pay would have made the loan a distribution subject to IRS penalties and taxes.

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

During 2007, terminated participants elected to roll over $2,118,102 out of the Plan to current employer or IRA accounts.  These roll over amounts are included within the benefits paid to participants’ line on the statement of changes in net assets available for benefits.

Transfer of Assets

In December 2006, employees of OneBeacon Insurance Company (“One Beacon”), a majority owned subsidiary of White Mountains, were allowed to make a one-time voluntary election to transfer any existing balances in the Plan to the OneBeacon 401(k) Savings Plan.  Balances as of April 30, 2007 were transferred to OneBeacon 401(k) Savings Plan in the amount of $2,911,110.

Plan Withdrawals

In October 2008, White Mountains completed a transaction with Berkshire Hathaway Inc. (“Berkshire”) to transfer certain runoff businesses and cash to Berkshire in exchange for substantially all of the common shares of White Mountains owned by Berkshire.  The transaction included the transfer of one of White Mountains 100% owned subsidiaries, America Centennial Insurance Company (“ACIC”), to Berkshire.  Employees of ACIC with 401(k) Plan balances were given the option of leaving their balances in the Plan or withdrawing from the Plan. As a result of the Berkshire transaction some employees of ACIC elected distribution payouts equal to $497,908 in 2008.

2.              Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of net assets available for benefits and changes in net assets available for benefits have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

The Plan presents in the statements of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and unrealized appreciation (depreciation) on those investments.

Risks and Uncertainties

The Plan provides for investment options in mutual funds and other investment securities.  Investment securities are exposed to various risks, such as interest rate risk, market risk and credit risk.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participant’s account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

Investment Valuation

On January 1, 2008, the Plan adopted Statement of Financial Accounting Standards (“FAS”) No. 157, Fair Value Measurements (“FAS 157”). FAS 157 provides a revised definition of fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information. Under FAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). The Statement establishes a fair value hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in FAS 157 prioritizes fair value measurements into three levels based on the nature of the inputs. Quoted prices in active markets for identical assets or liabilities have the highest priority (“Level 1”), followed by prices determined based on observable inputs including prices for similar but not identical assets or liabilities (“Level 2”) and followed by prices based on assumptions that include significant unobservable inputs, having the lowest priority (“Level 3”).  The adoption of this standard did not have a material impact on the financial statements of the Plan. For more information related to the Plan’s valuation methodologies under FAS 157, see Note 4 of these statements.

Full Benefit-Responsive Investment Contracts

Investment contracts held by a defined contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attributable for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

As required, the statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value.  The statement of changes in net assets available for benefits is prepared on a contract value basis.

Payment of Benefits

Benefits are recorded when paid.

3.     Income Taxes

On January 26, 1994, the Plan received its most recent letter of determination from the Internal Revenue Service on its qualification under sections 401(a) and 401(k) of the Internal Revenue Code.  The Plan has subsequently been amended; however, the Plan Administrator and the Plan’s counsel believe that the Plan continues to be designed and operated in accordance with the requirements for qualification.

4.     Investments

Investments, at fair value, that represent five percent or more of the Plan’s net assets at December 31, 2008 and 2007 are separately identified as follows:

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

	2008	2007
Merrill Lynch Retirement Preservation Trust	$4,564,691	$8,143,350
PIMCO Total Return Fund	2,097,293	2,323,295
Blackrock S&P 500 Index	1,456,388	2,531,614
Blackrock Global Allocation Fund	1,362,388	2,007,934
Davis Venture Fund	1,214,767	2,182,808
Thornburg International Value Fund *	—	1,698,502
White Mountains Insurance Group, Ltd. (common stock) *	—	2,040,378

* The investment did not represent 5% or more of the Plan’s net asset assets at December 31, 2008.

Each participant account is credited with the participant’s contributions, which include amounts transferred from other plans (i.e., rollovers).

During 2008 and 2007, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by ($7,975,126) and ($1,990,089), respectively, as follows:

	2008	2007
Mutual Funds	$(6,945,704)	$(1,696,703)
White Mountains common stock	(1,029,422)	(293,386)
	$(7,975,126)	$(1,990,089)

Valuation Hierarchy

FAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair market value. Shares of company stock, preferred stock and common stock are valued at quoted market prices on the last business day of the Plan year.  Registered investment companies are valued at the net asset value as reported by the fund at year end. Units of common/collective trust funds are valued based on information reported by the investment advisor using the audited financial statements of the collective trust at year-end.  Loans to participants are valued at cost plus accrued interest, less principal pay downs, which approximate fair value.

Purchases and sales are recorded on a trade-date basis.  Interest income is recognized on an accrual basis and dividends are recorded on the ex-dividend date.  Net appreciation (depreciation) reflects the Plan’s gains and losses on investments held and investments sold during the year.

The Plan provides for participant directed investment programs with Merrill Lynch as well as the option for self-directed equity investments, to enhance options available to employees.  Additionally, participants have the option to invest in the publicly traded common shares of White Mountains (NYSE: “WTM”).  A description of the investment funds of the Plan is set forth in each fund’s prospectus.

The Plan’s investment in the Merrill Lynch Retirement Preservation Trust is fully benefit-responsive and therefore, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the fund.  Contract value, as reported to the Plan by Merrill Lynch, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.  Participants may ordinarily direct the withdrawal or transfer of all or portion of their investment at contract value.

Mutual fund account balances are recorded at net asset value and increase and decrease with contributions, withdrawals, and realized and unrealized gains and losses from the assets in the accounts.  The value of each mutual fund account is determined at the close of each business day based on market values of the underlying assets.

The following table presents the Plan’s financial instruments carried at fair value as of December 31, 2008, by the FAS 157 valuation hierarchy (as described above).

	December 31, 2008
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Common stocks	$1,597,312	$1,597,312	$—	$—
Common/collective trusts	4,564,691	—	4,564,691	—
Mutual funds	14,301,116	14,301,116	—	—
Participant loans	504,925	—	—	504,925
Total assets at fair value	$20,968,044	$15,898,428	$4,564,691	$504,925

Total assets at fair value in the table above, equals total investments, as shown on the statements of net assets available for benefits, excluding cash of $33,746.

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

The following table summarizes the changes in White Mountains’ Level 3 fair value measurements for the year ended December 31, 2008:

Participant Loans
Balance at January 1, 2008	$501,064
Issuances, repayments and settlements, net	3,861
Transfers in (out) of Level 3, net	—
Balance at December 31, 2008	$504,925

5.     Reconciliation of Financial Statements to Form 5500

2008:

Net assets available for benefits - end of year
Balance per financial statements	$21,825,973
Employer/participant contributions accrued for at year-end	(87,258)
Adjustment from fair value to contract value	(736,925)
Balance per Form 5500	$21,001,790

Net increase in net assets available for benefits
Balance per financial statements	$(11,772,014)
Employer/participant contributions accrued	(87,258)
Adjustment from fair value to contract value current year	(736,925)
Balance per form 5500	$(12,596,197)

There were no reconciling items in the Net Assets available for benefits in 2007 as the Company did not have any contribution receivables to apply the unallocated forfeitures.  Note the Plan’s Fully Benefit-Responsive Investment contract in 2007 is reported at contract value per the Form 5500.

2007:

Total Contributions:
Balance per financial statements	$4,070,546
Reversal of prior year accrual of unallocated forfeitures	(9,777)
Balance per Form 5500	$4,060,769

Net assets available for benefits - end of year
Balance per financial statements	$33,597,987
Balance per Form 5500	$33,597,987

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

6.     Related Party Transactions

Certain of the Plan assets are invested in mutual funds and collective trusts of Merrill Lynch.  Merrill Lynch owns an interest in Blackrock, Inc.  The Plan’s Trustee is a subsidiary of Merrill Lynch and therefore transactions involving Merrill Lynch and Blackrock, Inc. mutual funds and the collective trust qualify as party in interest transactions.

Transactions involving White Mountains common stock are also considered party in interest transactions.  Aggregate investment in White Mountains common stock at December 31, 2008 and 2007 were as follows:

Date	Number of Shares	Fair Value
2008	3,650	$975,077
2007	3,969	$2,040,378

All administrative fees and expenses of the Plan are paid by White Mountains Holding.

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Supplemental Data Required by the Department of Labor

Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)

December 31, 2008

Identity of Issue, Borrower, Lessor, or Similar Party		Description of Investment	Cost**	Current Value
(a)	(b)	(c)	(d)	(e)

*	Merrill Lynch Retirement Preservation Trust	Collective Trust		$4,564,691
	PIMCO Total Return Fund	Registered Investment Company		2,097,293
*	Blackrock S&P 500 Index Fund	Registered Investment Company		1,456,388
*	Blackrock Global Allocation Fund, Inc.	Registered Investment Company		1,362,388
	Davis New York Venture Fund Incorporated	Registered Investment Company		1,214,767
	Thornburg International Value Fund	Registered Investment Company		976,940
*	White Mountains Insurance Group, Ltd.	Common Stock		975,077
*	Columbia Small Cap Value Fund II	Registered Investment Company		876,414
	American Funds Growth Fund of America	Registered Investment Company		835,791
*	Columbia Marsico Focused Equity Fund	Registered Investment Company		779,823
*	Blackrock Balance Capital Fund, Inc.	Registered Investment Company		759,339
	American Mutual Fund	Registered Investment Company		757,320
	Oppenheimer Quest Balanced Fund	Registered Investment Company		651,493
	Self-Direct RCMA Option	Common Stock		622,235
	Delaware Corp Bond	Registered Investment Company		534,883
	Pioneer Mid Cap Value Fund	Registered Investment Company		444,337
	AIM International Growth Fund	Registered Investment Company		323,312
	AIM Real Estate Fund	Registered Investment Company		317,945
	Ivy International Value Fund II	Registered Investment Company		234,380
*	Blackrock Small Cap Index Fund	Registered Investment Company		218,605
	Van Kampen Capital Growth Fund	Registered Investment Company		190,075
	American Fundamental Investors Fund	Registered Investment Company		130,312
	Loomis Sayles Strategic Income Fund	Registered Investment Company		80,686
	Pioneer High Yield Fund Class A	Registered Investment Company		40,138
	Other cash accounts	Other Assets		33,746
	Evergreen Asset Allocation Fund	Registered Investment Company		10,040
	Prospector Opportunity Fund	Registered Investment Company		5,938
	Pioneer Europe Fund	Registered Investment Company		2,098
	Prospector Capital Appreciation Fund	Registered Investment Company		411
				$20,496,865

*	Participant Loans	Participant Loans 5.00% - 9.25%		$504,925

*	Denotes party-in-interest
**	Cost is omitted for participant-directed investments